Exhibit 1.01 Entry into a Material Definitive Agreement

THIS LOAN AGREEMENT is made, entered into and effective as of the 27th day of February, 2016, by ENERGY SERVICES OF AMERICA CORPORATION, a Delaware corporation, C. J. HUGHES CONSTRUCTION COMPANY, INC., a West Virginia corporation, NITRO ELECTRIC COMPANY, INC., a West Virginia corporation, CONTRACTORS RENTAL CORPORATION, a West Virginia corporation, and S T PIPELINE, INC., a West Virginia corporation, (collectively “Borrower”), UNITED BANK, INC., a West Virginia banking corporation (“Lender”), and DOUG REYNOLDS and MARSHALL REYNOLDS (collectively “Guarantor”).

WHEREAS, Borrower has applied to Lender for a revolving line of credit in the maximum principal amount of Fifteen Million Dollars ($15,000,000.00) to renew and increase the existing revolving line of credit; and

WHEREAS, Lender has considered Borrower’s request for financing and is willing to extend such financing to Borrower in accordance with the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined), and compliance by Borrower with all of the terms and provisions and the fulfillment of all conditions precedent to Lender’s obligations contained therein; and

WHEREAS, Guarantor has agreed to guarantee the repayment of the Revolving Line of Credit for the purpose of inducing Lender to lend the funds to Borrower;

NOW, THEREFORE, in consideration of the premises which are not mere recitations but which form an integral part of this Agreement, and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND REFERENCES

1.01   Certain Definitions. In addition to such other terms as elsewhere defined herein, as used in this Agreement and in any Exhibits, the following terms shall have the following meanings, unless the context requires otherwise.

“Account Debtor” shall mean any Person obligated to Borrower on an Account.

“Account(s) or Accounts Receivable(s)” shall mean any right to payment of a monetary obligation, whether or not earned by performance, including, without limitation, any receivable, contract right, note draft, instrument, acceptance, chattel paper, lease, or other writing or open account resulting from the sale, lease, license, assignment or other disposal of property by Borrower, or from services rendered or to be rendered by Borrower.

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“Actual Knowledge” means:

(a)          With respect to any Person who is an individual, the actual knowledge, after a Good Faith inquiry, of such Person;

(b)          With respect to any Person which is a corporation, limited liability company, partnership, or limited partnership, the actual knowledge, after a Good Faith inquiry, of:

(i)          Any officer, director, shareholder, member, manager or general partner of such Person; or

(ii)         Any employee of such Person, with management responsibilities.

“Advance” shall mean a disbursement of proceeds of the Revolving Credit Facility.

“Affiliate(s)” of Borrower shall mean:

(a)          Any Person who is now or who may hereafter be a shareholder having 20% or more of the voting power of Borrower; or

(b)          Any Person, including, but not limited to, a principal or family member related by blood or marriage, who, directly or indirectly, at any time is in control of, is controlled by, or is under common control with, Borrower.

“Agreement” shall mean this Loan Agreement and all of the schedules and exhibits as the same may be amended or supplemented from time to time.

“Applicable Accounting Standards” means (a) GAAP, or (b) another comprehensive basis of accounting (OCBOA) approved by Lender.

“Approved Accountants” means any of the top U.S. national accounting firms as of the date hereof or another independent public accountant acceptable to Lender.

“Audited Financial Statements” means, for any Person, Financial Statements of such Person in reasonable detail and accompanied by an opinion thereon of independent public accountants of recognized standing acceptable to Lender to the effect that such Financial Statements were prepared in accordance with Applicable Accounting Standards consistently maintained and applied (except as noted therein), and that the examination of such accounts in connection with such Financial Statements has been made in accordance with Applicable Accounting Standards and accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances.

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“Borrower” shall mean both jointly and severally Energy Services of America Corporation, a Delaware corporation, C. J. Hughes Construction Company, Inc., a West Virginia corporation, Nitro Electric Company, Inc., a West Virginia corporation, Contractors Rental Corporation, a West Virginia corporation, and S T Pipeline, Inc., a West Virginia corporation.

“Borrowing Base” shall mean an amount equal to the sum of:

Seventy percent (70%) of Eligible Account Receivables.

“Borrowing Base Report” means that report on Lenders standard form, or on a form acceptable to Lender, to be prepared by Borrower in accordance with Lenders instructions, and submitted to Lender by Borrower at specified intervals and/or occasions, and detailing pertinent information as regards the Eligible Accounts Receivable including but not limited to an accounts receivable aging report. The Borrowing Base Report shall be signed by the President or Chief Financial Officer of Borrower setting forth and certifying the calculation of the Borrowing Base as of the end of that period or for the date upon which any Advance is requested.

“Business Day” means a day other than a Saturday, Sunday or other day of which commercial banks in West Virginia are authorized by law to close.

“Claims” means any and all:

(a)          Damages, claims, liabilities, causes of action, contracts or controversies or any type, kind, nature, description or character;

(b)          Debts, accounts, sums of money, compensation, losses, costs, or expenses;

(c)          Breaches of contract, duty, or any other type of relationship;

(d)          Acts of omission, misfeasance, or malfeasance; and

(e)          Commitments or promises of any type made prior to the date of this Agreement.

“Closing or Closing Date” shall mean the date on which this Agreement and other Loan Documents shall have been executed and delivered, and all conditions precedents set forth herein are met.

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“Collateral” as utilized herein shall mean, all personal property to which Lender is entitled to look now or hereafter for recovery for any and/or all of Borrower’s obligations under any of the Loan Documents and includes, without limitation, all of the personal property and guarantees described in Article III.

“Collateral Documents” shall mean all of the instruments and rights securing the Obligations.

“Corporate Documents” means, for any corporation, the following:

(a)          Copy of the Articles of Incorporation of such corporation, and all amendments thereto, certified as complete and correct by the Secretary of State (or other appropriate officer) of the state of incorporation;

(b)          A current certificate of corporate existence and good standing of such corporation, issued by the appropriate officer or department of the state of incorporation, and, if the corporation is doing business in other states, either:

(1)         Evidence that the activities of such corporation do not require that such corporation qualify to do business in said states, or

(2)         A current certificate issued by the Secretary of State of such states evidencing the continuing authority of such corporation to do business in the said states; or

(3)         A current certificate issued by the Secretary of State of said states evidencing the continuing authority of such corporation issued by the applicable authority of the state, confirming the filling of all required franchise tax reports and the payment of all franchise taxes due;

(c)          A signed certificate of the Secretary or Assistant Secretary of such corporation certifying the names of the officers of such corporation authorized to sign each of the Loan Documents to which it is a party and the other documents or certificates to be delivered pursuant to the Loan Documents to which it is a party, together with the true signature of each such officer. Lender may conclusively rely on such certificate until Lender shall receive a further certificate of the Secretary or Assistant Secretary of such corporation canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate; and

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(d)          Resolutions of such corporation approving the execution, delivery and performance of Loan Documents to which such corporation is party and the transactions contemplated therein, duly adopted by the Board of Directors of such corporation and accompanied by a certificate of the Secretary or Assistant Secretary of Borrower stating that such Resolutions are true and correct, have not been altered or repealed and are in full force and effect.

“Debtor Relief Laws” means any applicable relief, liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

“Default Rate” shall mean that interest rate per annum equal to five percent (5%) per annum in excess of the Interest Rate set forth in the Note.

“Dividends” means, with respect to any Person:

(a)          The payment of any dividends or distributions (whether by cash, property, securities, partnership interest or profits interest in such Person); or

(b)          The redemption or acquisition of securities of or any other ownership interest in such Person unless made contemporaneously from the net proceeds of the sale of such securities or ownership interest.

“Eligible Accounts Receivable" means all Accounts of Borrower which are not Ineligible Accounts.

“Event(s) of Default” shall have the meaning set forth in Article IX hereof.

“Exhibits” or “Schedules” shall mean those exhibits and schedules attached to and made a part of this Agreement.

“Financial Statements” means, with respect to any Person, such balance sheets, statements of operations, statements of cash flow, statements of changes in partners’ capital or shareholders’ equity and other financial information with respect to such Person as shall be reasonably required by Lender, and which shall be prepared in accordance with Applicable Accounting Standards, consistently applied for all periods.

“Financing Statements” means financing statements to be filed with the appropriate state or county offices, or both, for the perfection of a security interest in any of the Collateral or any other collateral or security for the credit facilities described herein.

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“Fiscal Year” means, for any Person, the calendar year or such other period as such Person may designate and Lender may approve in writing.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees thereof after the date hereof, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required or permitted to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of that Board) in order to continue as a generally accepted accounting principle or practice may be so changed, so long as such required or permitted change shall not have the effect of permitting such Person’s compliance with any financial covenant or performance requirements contained in the Loan Documents when, without such change, such Person would not so comply. The term “consistently applied” shall, however, mean not only that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding period, but that, in the case of financial statements furnished to Lender, the methods of calculation, aggregation and presentation of the balance sheet, statements of income and retained earnings and statements of cash flows shall be substantially the same and as required by this Agreement.

“Good Faith” means honesty in fact in the conduct or transaction concerned. The burden of establishing lack of Good Faith is on the party against whom the power has been exercised.

“Governmental Authority(ies)” shall mean all federal, state and local governments, including the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Collateral, or over Borrower, or any of its respective businesses, operations, assets, or properties.

“Governmental Requirements” means all laws, ordinances, rules and regulations of any Governmental Authority applicable to Borrower, the Collateral or Lender, including, without limitation, all applicable licenses, building codes, restrictive covenants, zoning and subdivision ordinances, flood disaster and environmental protection law, and the American Disabilities Act.

“Guarantor” shall mean, individually and collectively, jointly and severally, Doug Reynolds and Marshall Reynolds, each of whom is an indirect beneficiary of the Loan.

“Indebtedness or Debt” means all moneys now or hereafter owed or liabilities incurred, outright or otherwise, which give rise to an obligation of any Person to perform payment whether in the form of cash or otherwise.

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“Ineligible Accounts Receivable" means the following Accounts of Borrower:

(a)          Aged Accounts. Accounts aged more than ninety (90) days from the original invoice due date;

(b)          Contra Accounts. Accounts subject to set-off, defense, warranty claim, credit, allowance or adjustment by the Account Debtor except any normal discount allowed for prompt payment; PROVIDED THAT, if Accounts payable by Borrower to an Account Debtor shall be netted against Accounts due from such debtor and the difference (if positive) shall constitute Eligible Accounts from such debtor for purposes of determining the Borrowing Base;

(c)          Cross Aging Rule. Accounts due Borrower or Guarantor from an Account Debtor which has twenty-five percent (25%) (upon notice, such other percentage as Lender, in its discretion, shall determine), or more of its total aggregate Accounts more than ninety (90) days past the original invoice date. None of the Account’s Debtor’s Accounts shall thereafter be Eligible Accounts, until such time, if any, as the Lender may, in its sole discretion, determine that the Account Debtor’s percentage of past due Accounts has been satisfactorily reduced or eliminated.

(d)          Bonded Accounts. Accounts which have been bonded or become subject to a suretyship or similar arrangement;

(e)          Affiliated Accounts. Accounts due Borrower or Guarantor from an Affiliate;

(f)           Foreign Accounts. Foreign Accounts, unless such account shall be insured by Credit Insurance, or such account shall be supported by a letter of credit for the benefit of, and acceptable to, Lender or such Account shall be eligible pursuant to a duly executed Loan Authorization Agreement issued by the Small Business Administration of the United States Government in favor of Lender, or such Account is eligible pursuant to a duly executed Borrower Agreement issued by the Export-Import Bank of the United States in favor of Lender, or such Account is otherwise expressly approved by Lender in writing. A Foreign Account is any Account due from any Person located outside the fifty states comprising the United States of America and the District of Columbia.

(g)          Bill and Hold Accounts. Accounts generated by the sale of goods or performance of services for which an invoice has been issued to the Account Debtor but the goods represented by the Account remain on the premises of Borrower, or the performance of service has not been completed.

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(h)          Government Accounts. Accounts due from any branch or agency of the Federal Government for which the proper Assignment of Claims form and Notice of Assignment form have not been fully executed, and Accounts due from any Governmental Agency which, by contract from the Agency, precludes and/or prohibits the Assignment of the Accounts to a third party;

(i)           Doubtful Collection. Accounts, which at the sole discretion of Lender are deemed doubtful for collection for any reason to include, but not be limited to, disputes, returns and legal proceedings, whether in process or pending;

(j)           Concentrated Accounts. Accounts due Borrower from an Account Debtor and any Affiliates of the Account Debtor which comprise more than fifty percent (50%) of Borrower’s total aggregate dollar amount of all outstanding Accounts;

(k)          Insolvency of Account Debtor. Accounts owed by an Account Debtor as to which Borrower or Lender has received notice or has knowledge of the Account Debtor’s bankruptcy, insolvency or other facts which make collection doubtful;

(l)           Instruments/Chattel Paper. Accounts evidenced by a promissory note or other instrument;

(m)         Encumbered Accounts. Accounts which are not subject to a perfected first security interest in favor of Lender or are subject to any other lien;

(n)          Other Accounts. Accounts which are for:

(1)         Contractor progress billings;

(2)         Retainage;

(3)         Sales to employees;

(4)         Assignments or guaranteed sales; or

(5)         Claim types (i.e., insurance warranty claims or freight claim damage).

“Initial Financial Statements” means the Financial Statements previously delivered to Lender.

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“Interest Rate” shall mean the Interest Rate as calculated, determined and defined in the Note.

“Late Payment Fee” means an amount equal to five percent (5%) of the overdue payment for which such Late Payment Fee is charged.

“Legal Opinion” means one or more favorable opinions of counsel for Borrower, each acceptable to lender as to form, scope and substance, which opinions as a minimum shall provide:

(a)          That Borrower is valid legal entity and has the power and authority to enter into this agreement and this transaction is not prohibited by any other agreement to which Borrower is a party of which such counsel has knowledge;

(b)          That the documents, which evidence and secure the credit facilities are duly and validly executed and each constitutes a valid and legal binding obligation of Borrower;

(c)          That the documents create valid liens on the Collateral;

(d)          That the credit facilities and their terms do not violate any laws including, but not limited to, any usury laws or similar laws; and

(e)          There are no pending or threatened actions or suits against Borrower that shall have a Material Adverse Effect of its financial condition, or impair the ability of the Borrower to carry on its business substantially as now conducted.

“Lender” shall mean United Bank, Inc., a West Virginia banking corporation.

“Lien” means any lien, security interest, tax lien, pledge or encumbrance, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law, or otherwise.

“Limited Liability Company Documents” means for any limited liability company, the following:

(a)          A copy of the Articles of Organization of such limited liability company, amendments thereto, and all other organizational documents of the limited liability company, all filed with and certified by the Secretary of State;

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(b)          A copy of the operating agreement certified by a manager of the limited liability company or its members as to its completeness and accuracy; and

(c)          A declaration from the members authorizing the execution, delivery and performance of the Loan Documents on or in a form provided by or acceptable to Lender.

“Loan” or “Loans” shall mean the credit facility(ies) described in Article II of this Loan Agreement.

“Loan Documents” shall mean this Agreement, the Note, Collateral Documents, any Financing Statements covering the Collateral, and any and all other documents, instruments, certificates and agreements executed and/or delivered by Borrower in connection herewith, or any one or more or all of the foregoing, all as the context shall require.

“Lock Box Agreement” means that certain Lock Box Agreement by and between Borrower and Lender.

“Material Adverse Effect” or “Material Adverse Change” means any (a) material adverse effect whatsoever upon the validity, performance or enforceability of any Loan Documents, (b) material adverse effect upon the financial condition or business operations of Borrower or any Guarantor, or (c) material adverse effect or change upon the ability of Borrower to fulfill its obligations under the Loan Documents, or which causes an Event of Default or any event which, with notice or lapse of time or both, could become an Event of Default.

“Maturity” or “Maturity Date” shall mean February 27, 2017.

“Note” or “Revolving Credit Note” shall mean that certain note made by Borrower to the order of Lender in the principal amount of Fifteen Million Dollars ($15,000,000.00) and delivered by Borrower pursuant to paragraph 2.01.

“Obligations” means all present and future indebtedness, obligations, and liabilities of Borrower to Lender, and all renewals and extensions thereof, or any part thereof, arising:

(a)          Pursuant to this Loan Agreement or represented by the Note, and all interest accruing thereon and fees and charges thereunder, and attorneys’ fees incurred in the drafting, negotiation, enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several; together with all indebtedness, obligations and liabilities of Borrower evidenced or arising pursuant to any of the other Loan Documents, and all renewals, modifications, increases and extensions thereof, or any part thereof;

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(b)          Pursuant to any other loan or advances which Lender may hereafter make to Borrower in connection with this Loan Agreement or the Collateral;

(c)          Pursuant to any and all “Rate Management Obligations”; and

(d)          Pursuant to all other and additional debts, obligations and liabilities of every kind and character of Borrower now or hereafter existing in favor of Lender in connection with the Note or the Collateral, regardless of whether such debts, obligations and liabilities be direct or indirect, primary or secondary, joint, several or joint and several, fixed or contingent, and regardless of whether such present or future debt, obligations and liabilities may, prior to their acquisition by Lender, be or have been payable to or in favor of some other person or entity or have been acquired by Lender in a transaction with one other than Borrower.

“Organizational Documents” means, for any Person which is limited liability company, copies of the Limited Liability Company Documents or for any person which is a corporation, the Corporate Documents, as applicable.

“Permits” means all licenses, permits, approvals, authorizations, exemptions, registrations, variances, rights-of-way, franchises, privileges, immunities, grants, ordinances, classifications, certificates and registrations which are necessary to conduct Borrower’s operations in the manner they have been and will be conducted.

“Permitted Encumbrances” shall mean, without duplication:

(a)          Liens for taxes not yet due and payable; and

(b)          Such other liens as are set forth in Schedule 1.01(a) attached hereto.

“Person” shall mean, and include, any individual, corporation, partnership, joint venture, association, joint stock company, trustee, an organization, government or any agency or political subdivision thereof, or any other form of entity.

“Potential Default” means any event which would, if uncured following the giving of notice or passage of any applicable cure period, or both, constitute an Event of Default.

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“Revolving Credit Commitment” or “Revolving Credit Facility” means the revolving credit facility of even date herewith extended by Lender in favor of Borrower in the principal amount of Fifteen Million Dollars ($15,000,000.00) pursuant to paragraph 2.01.

“Signatory” means, with respect to any document or instrument, Borrower and each Guarantor, and any Affiliate of any of the foregoing, to the extent that any such Person is a party thereto.

“UCC” or “Code” means Uniform Commercial Code in effect from time to time in the State of West Virginia, or such other state or states having jurisdiction with respect to all or any part of the Collateral.

“Unaudited Financial Statements” means, for any Person, Financial Statements of such Person in reasonable detail and certified by such person (if such Person is an individual) or by a responsible and authorized officer or representative of such Person.

1.02       Rules of Construction. The following rules of construction shall apply:

(a)          Use of Defined Terms. All terms defined in this Agreement and the Exhibits shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

(b)          Accounting Terms. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under generally accepted accounting principles consistently applied.

(c)          UCC Terms. The terms “Equipment”, “Fixtures”, “Accounts”, “Inventory”, “Chattel Paper”, “Instruments”, “General Intangibles”, “Proceeds”, “Products”, and “Account Debtors” as and when used in the Loan Documents, shall have the same meanings given to such terms under the UCC.

(d)          Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural should include the singular. Titles of Articles, Sections and paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Sections, paragraphs, clauses, subclauses or Exhibits shall refer to the corresponding Section, paragraph, clause, subclause of, or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions, divisions of, or Exhibit to, another document or instrument.

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(e)          Exhibits. Any Exhibits/Schedules attached hereto are by reference made a part hereof as fully as if the contents thereof were set forth expressly herein.

ARTICLE II

FINANCING/FEES

2.01.      Revolving Line of Credit Facility. Upon the execution of this Agreement and compliance with its terms and conditions by Borrower and Guarantor, and so long as there is not in existence any Potential Default or Event of Default, Lender hereby establishes a Revolving Line Credit Facility in favor of the Borrower as follows:

(a)          Amount of Revolving Credit Facility. The total amount of the Revolving Credit Facility established in favor of Borrower is Fifteen Million Dollars ($15,000,000.00). The Revolving Credit Facility is evidenced by and shall be payable and otherwise be made on the terms set forth in the Note. Borrower may obtain an Advance under the Revolving Line of Credit Facility in accordance with the terms established in this Loan Agreement.

(b)          Interest Rate; Default Rate. The Revolving Credit Facility shall bear interest from the date hereof until Maturity at the Interest Rate set forth in the Note. In an Event of Default the Note shall bear interest until paid at the Default Rate.

(c)          Late Payment Fee. In the event any payment of principal or interest on the Note becomes overdue for a period in excess of ten (10) days, Borrower shall pay to Lender a Late Payment Fee in connection with such overdue payment, which amount as specified by Lender is an estimate of the additional administrative costs and expenses Lender will incur in servicing such late payment.

(d)          Repayments. Repayment of principal and interest on the Revolving Credit Facility shall be due and payable as follows:

(1)         Accrued interest shall be paid monthly beginning April 1, 2016 and continuing on the first day of each month thereafter until the Maturity Date.

(2)         If at any time the outstanding principal balance shall exceed the Borrowing Base, Borrower shall make a principal payment equal to such excess.

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(3)         All principal and interest shall be due and payable on the Maturity Date.

Borrower shall cause all payments to be made to Lender at the address set forth in the Note, or such other address as Lender may from time to time designate in accordance with this Agreement. After the Maturity of the Revolving Credit Facility, no further Advances shall be made and the obligations of Borrower and the rights and privileges of Lender under the Loan Documents shall continue in full force and effect until the Revolving Credit Facility has been paid and performed in full.

Lender may, at its option and in its sole discretion, elect to extend the Maturity Date of the Revolving Credit Facility for an additional year. Lender, however, is under no obligation to extend the Maturity Date or refinance the indebtedness evidenced by the Note.

(e)          Manner and Application of Payments. All payments of principal and interest on the Note, and of all other amounts payable under this Loan Agreement or the other Loan Documents by Borrower to or for the account of Lender, shall be made by Borrower to Lender, before 2:00 p.m. (Eastern Standard time) in federal or other immediately available funds, without setoff, counterclaim or deduction for any reason. Should any payment required hereby or under any other Loan Document become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. Funds received after 2:00 p.m. (Eastern Standard Time) shall be treated for all purposes as having been received by Lender on the first Business Day next following receipt of such funds. All payments made on the Revolving Credit Facility, so long as no Event of Default has occurred and is continuing, shall be applied first to any payment on the Revolving Credit Facility (including principal, interest, costs, fees and expenses) then due and owing, second to any past-due payment on the Revolving Credit Facility, and third, to any remaining Obligations in such order and manner as Lender may determine, any instructions from Borrower or any other Person to the contrary notwithstanding. All payments made on the Note, so long as an Event of Default has occurred and is continuing, shall be applied to the Obligations in such order and manner as Lender may determine, any instructions from Borrower or any other Person to the contrary notwithstanding. Subject to the foregoing limitations, Lender may, in its sole and absolute discretion, apply payments first to satisfy the portion of the Obligations, if any, for which Borrower or any other Person has no personal, partnership or corporate liability, and then to the remaining Obligations.

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(f)           Prepayment of Loan. Subject to the terms of the Note, Borrower at any time and from time to time may prepay the principal of the Revolving Credit Facility then outstanding, in whole or in part, without premium or penalty.

(g)          Proceeds. Borrower covenants and agrees that the Advances made herein shall be used by Borrower solely for the purpose of providing working capital.

(h)          Draw Requests. Lender shall grant Borrower such Advances on the Revolving Credit Facility as the Borrower may from time to time request in accordance with the provisions of this Loan Agreement; provided, however, that in no event shall the amount outstanding under the Revolving Credit Facility exceed the lesser of, (i) Fifteen Million Dollars ($15,000,000.00), or (ii) the "Borrowing Base." The Eligible Accounts used in the Borrowing Base calculation shall be determined by Lender in its sole discretion. If Lender, at any time in its sole discretion, determines that any such method of valuation overstates the actual fair market value at the time, Lender may recalculate the values used for fair market value. Lender may from time to time adjust the preceding percentage or modify or add categories of eligibility in order to reflect the composition of and actual experience with the eligible collateral. Only collateral for which Borrower’s representations and warranties under this Loan Agreement and the other Loan Documents are true and correct at the time of calculation shall be included in the aggregate Borrowing Base. Borrower acknowledges and understands that characterization of any Account due from an Account Debtor as an Eligible Account shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any account subsequently arising from such debtor to be, or to continue to deem such account to be, an Eligible Account; it is Borrower's responsibility to determine the credit worthiness of Account Debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts, whether or not Eligible Accounts, constitute Collateral.

(i)           Procedures and Conditions for Advances. The obtaining by Borrower of each Advance pursuant hereto shall be subject to the following terms and conditions:

(1)         Whenever Borrower desires to obtain an Advance pursuant to this Loan Agreement, the Borrower shall by writing, during the Lender's normal business hours, request disbursement of an Advance, specifying the amount of the Advance requested and the date on which Borrower wishes the funds to be made available which date shall be no sooner than two (2) Business Days after receipt by Lender of such request. Borrower hereby agrees to deliver to Lender, prior to each Advance, written confirmation of such request, in form and substance acceptable to Lender specifying the amount of the Advance requested, the date on which Borrower wishes the funds to be made available, and a current Borrowing Base Report. All advances made shall be deposited into Borrower's Account No. 06266-6383, established with Lender.

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(2)         Borrower shall not be entitled to obtain any Advance if any Event of Default or Potential Default shall exist in this Agreement or any other Loan Documents.

(3)         Each request by Borrower for an Advance shall, in and of itself, constitute a continuing representation and warranty by Borrower to Lender:

(i)          That the Borrower then is, and at the time the Advance is actually made will be, entitled under this Loan Agreement to obtain that Advance; and

(ii)         That all of the covenants, agreements, representations and warranties made by the Borrower herein, in any of the Loan Documents and in any writing delivered pursuant hereto or thereto are true and correct, and have been fully complied with, as of such date.

(j)           Additional Limitations on Advances. The Revolving Credit Facility must rest at zero dollars for at least sixty (60) total days over the three hundred and sixty five (365) term of the Loan, provided, however, thirty (30) of the days must come between December 1 and February 28.

(k)          Draw Requests Causing Revolving Credit Facility to Exceed $12,500,000. In the event any request for an Advance which would cause the Revolving Credit Facility to exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000), Borrower shall meet the following additional requirements:

(1)         Increased financial covenants;

A.           Minimum tangible net worth as defined in Paragraph 7.03 shall exceed $19,000,000.00; and

B.           The Debt Service Coverage Ratio shall meet or exceed 2.0:1.

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(2)         Full review of:

A.           Accounts aging report; and

B.           Work in progress.

The results of the review shall be satisfactory to Lender in its sole and unfettered discretion.

(l)           Borrowing Base Report. Borrower shall submit a current Borrowing Base Report to Lender on a monthly basis within ten (10) days after the end of each calendar month.

(m)          On Site Reviews. Representatives of Lender=s Asset-Based Lending Services department shall conduct periodic on site reviews of the Borrower=s financial records, inventory and procedures at intervals deemed appropriate by the Lender. Borrower shall allow the Lender or its agent(s) access to the books and records of the Borrower and shall allow Lender to make copies thereof. Borrower agrees to pay to Lender as reimbursement for expenses incurred in the proper monitoring and management of the Accounts, including, but not limited to, travel expenses, specialized equipment needed to count or value goods pledged as Collateral to Lender, the use of outside firms to perform on-site Asset Based Lending Collateral Reviews/Examinations as deemed necessary by Lender to properly manage/monitor Collateral, with said reimbursements being represented by receipts and/or listing of expenses submitted to Borrower by Lender, along with Lender’s invoice for payment/reimbursement.

2.02.      Application Fee. On the date hereof, unless sooner paid, there shall be due and owing to Lender from Borrower an initial and annual fee of Fifty Thousand Dollars ($50,000.00) to compensate Lender for its expenses incurred in underwriting this transaction, separate and apart from any interest charge.

2.03.      Professional Fees, Expenses. On demand, Borrower shall pay to Lender all reasonable payments made or costs (including legal fees and expenses) by Lender in extending credit hereunder or in exercising any of its rights herein.

In the event Borrower fails to pay any fees set forth above or the expenses described herein at the time of demand therefore or at the time due, Lender may, at its option, advance said fee against the Revolving Credit Facility. Any fees not paid on demand or through an Advance under the Revolving Credit Facility shall, without waiving any Potential Default or Event of Default resulting from such nonpayment, bear interest from the date of demand at the same rate of interest charged on the Revolving Credit Facility until paid.

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2.04       Fees for Asset-Based Lending Services. Borrower shall pay to Lender such fees as have been agreed upon and set forth in the Lock Box Agreement. In addition, Borrower shall pay to Lender as reimbursement for expense(s) incurred in the proper monitoring and management of the Accounts by the Lender and any unusual expense(s) such as, but not limited to, travel expense(s), specialized equipment needed to count and/or value goods pledged as collateral to Lender, the use of outside firms to perform On-Site Asset-Based Lending Collateral Reviews/Examinations as deemed necessary by Lender to properly manage/monitor collateral, with said reimbursement being represented by receipts and/or listing of expense(s) submitted to the Borrower by Lender along with the Lender=s invoice for payment/reimbursement.

ARTICLE III

SECURITY INTEREST - COLLATERAL

3.01.      Security for the Obligations. Borrower shall provide the following security for the Loan:

(a)          Security Agreement. Borrower shall execute and deliver a Security Agreement and such other documents required by Lender whereby Borrower shall grant a lien to Lender encumbering all business assets of Borrower, including, but not limited to, all Accounts, Equipment, titled vehicles and other property of every kind or nature, whether now or hereafter owned by Borrower.

(b)          Life Insurance Policy. Doug Reynolds shall use his best efforts to obtain a life insurance policy for One Million Dollars, which policy shall be collaterally assigned to Lender.

3.02.         Guarantor. The Loan shall be guaranteed by the Guarantor in accordance with the terms of the Guaranty Agreement. The Guaranty Agreement shall be:

(a)          An absolute, irrevocable, and unconditional guarantee, joint and several; and

(b)          Upon such other terms and provisions as are set forth in the Guaranty Agreement.

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3.03.      Lender Offset. Borrower and Guarantor hereby grants to Lender a right of offset, to secure repayment of the Obligations, upon any and all monies, securities, or other property of Borrower and Guarantor, respectively, and the proceeds therefrom, now or hereafter held or received by or in transit to Lender, from or for the amount of Borrower and Guarantor, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Borrower or Guarantor, and any and all claims of Borrower or Guarantor against Lender at any time existing. Lender is hereby authorized at any time and from time to time during the occurrence of an Event of Default, without notice to Borrower or Guarantor to offset, appropriate, apply, and enforce such right of offset against any and all terms hereinabove referred to against the Obligations. For purposes of this Section 3.02, Borrower and Guarantor shall each be deemed directly indebted to Lender in the full amount of the Obligations, and Lender shall be entitled to exercise the rights of offset provided for above.

3.04.      Further Assurances. Borrower and Guarantor will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Lender may, from time to time, in Good Faith deem necessary or proper in connection with this Loan Agreement or any of the other loan documents, the obligations of Borrower and Guarantor hereunder or thereunder, or for better assuring and confirming unto Lender all or any part of the security for any of the Obligations.

3.05.      Priority of Liens. The liens on the Collateral in favor of Lender given to secure the Term Note dated January 14, 2014 previously executed by Borrower in favor of Lender and the liens on the collateral pledged to secure the Revolving Line of Credit Note established by Lender herein in favor of Borrower shall be cross-collateralized and shall both be co-first liens equal in lien priority and dignity. In the event of foreclosure upon the Collateral, the foreclosure shall be on a pro rata basis as to the outstanding principal and accrued interest due under each of the above notes. Any Event of Default under any security agreement given to secure the above indebtedness shall be an Event of Default under all security agreements.

ARTICLE IV

CONDITIONS OF LENDING

The effectiveness of this Loan Agreement and the obligations of Lender to extend the financing described herein are subject to the conditions precedent set forth as follows:

4.01.      Documents to be Delivered Prior to Loan Closing. The following documents shall be delivered at least two (2) days prior to the Closing:

(a)          Company Formation. Lender shall have received from Borrower a copy of their formation and Organizational Documents and all amendments thereto currently certified by an authorized officer or member, and a Certificate of Existence and Authorization to do Business issued by the State of Delaware and West Virginia and all other documents relating to the organization and operation of Borrower.

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(b)          Evidence of Authority. Lender shall have received:

(1)         Evidence of Borrower’s actions taken and authority to enter into the Loan Documents and carry out their terms; and

(2)         Evidence of the authority of the representative of Borrower who has executed, is executing, or will execute this Agreement and the other Loan Documents to act on behalf of Borrower.

(c)          Financial Statements. Borrower and Guarantor shall deliver to Lender a copy of annual Financial Statements, such statements to include:

(1)         The balance sheet as of the end of each Fiscal Year requested by Lender; and

(2)         The related income statement, statement of retained earnings and statement of changes in the financial position for each Fiscal Year, prepared by such certified public accountants as may be reasonably satisfactory to Lender. Borrower also agrees and to deliver to Lender, a copy of income tax returns and also such other financial information with respect to Borrower, or any Guarantor, as Lender may request.

(d)          UCC Report/Lien Report. Borrower shall provide to Lender a UCC Report from the appropriate Governmental Authority[ies] which sets forth all financing statements and liens filed of record with respect to Borrower or any other entity providing Collateral to Lender.

4.02.      Conditions Precedent to be satisfied at Closing.

(a)          Loan Documents. Borrower shall deliver fully executed and, where appropriate, acknowledged counterparts of this Loan Agreement, the Note, the Guaranty, the Security Agreement, and the other Loan Documents, all of which shall be in form and substance reasonably satisfactory to Lender.

(b)          Recording of Financing Statements. At the time of disbursements of the proceeds of the Loan(s), all Financing Statements relating to the Liens granted to Lender under any of the Loan Documents shall have been only recorded and/or filed in such manner and in such places as is required by law to establish, preserve, protect and perfect the interest and rights created by the Loan Documents and all other taxes, fees and other charges in connection with the execution, delivery or filing of the same shall have been duly paid by Borrower.

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(c)          Payment of Fees. Borrower will pay the loan fees and all filing fees for the filing of this instrument, of Financing Statements filed to perfect the Liens provided in this Agreement in connection with this Agreement or under any other Loan Documents.

(d)          Pre-Closing Documents. Receipt of all matters described in paragraph 4.01 and where appropriate duly executed and in full force in effect.

(e)          No Adverse Material Change. On the Closing Date, Borrower and Guarantor shall submit to Lender such evidence and information to enable Lender to determine to Lender’s satisfaction:

(1)         That there shall have been no material deterioration in the financial condition of Borrower or Guarantor;

(2)         That Borrower has the financial capacity and is otherwise able to repay all amounts owing or to be owed hereunder in accordance with the terms hereof; and

(3)         That all conditions precedent to the Loan has been fulfilled.

(f)           Correctness of Representations; Absence of Default. At the time of the making of the Loan, all representations and warranties by Borrower and Guarantor shall be made on and as of the Closing Date, and Borrower and Guarantor shall not be in default in the performance or observance of any covenants and/or agreements contained in this Agreement or in any of the other Loan Documents.

(g)          Opinions of Counsel. At closing Lender shall have received an opinion letter or letters from counsel to Borrower and counsel to Guarantor, acceptable to Lender:

(1)         Regarding the existence, standing, power and authority of Borrower and Guarantor to execute and deliver the Loan Documents and to perform thereunder;

(2)         That the Loan Documents are valid, binding, and enforceable against all parties thereto (exclusive of Lender) in accordance with their terms;

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(3)         That neither the execution, delivery or performance of the Loan Documents, nor the consummation of the transactions contemplated by Lender, Borrower and Guarantor will violate any Laws to which Borrower or Guarantor are subject to create a default under any Material Agreement to which Borrower or Guarantor are a party;

(4)         That there is no litigation threatened or pending affecting Borrower, Guarantor, or their respective assets that would adversely affect the obligations of Borrower or Guarantor under the Loan Documents;

(5)         The loan transactions entered into pursuant to this Agreement are not usurious;

(6)         That, to the extent that Article 9 of the UCC is applicable, Lender shall hold a valid, perfected and enforceable Lien on all Collateral; and

(7)         Any such other matters as Lender may reasonably require.

(h)          Additional Information, Documents. Lender shall have received from Borrower, Guarantor, and all other Persons such information and other documents as may be reasonably requested by Lender to carry out the terms of this Agreement and the other Loan Documents.

4.03.      Conditions Precedent to be satisfied prior to an Advance under the Revolving Credit Facility

(a)          Compliance with the draw requirements under Paragraph 2.01.

(b)          The representations and warranties made by Borrower and Guarantor in this Loan Agreement, including, but not limited to, these set forth in Article V remain true, complete and correct in all material respects.

(c)          Borrower and Guarantor shall at all times maintain a Lock Box Agreement for the Accounts.

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4.04.      Additional General Conditions Precedent.

(a)          Adverse change in Borrower’s Condition. No adverse change in the condition or operations, financial or otherwise, of the Borrower has occurred which would have a Material Adverse Effect.

(b)          No Misrepresentation. No material misrepresentation or material omission shall have been made by Borrower to Lender with respect to its business operations, financial condition, or character, or to the credit facilities as contemplated by the Agreement. All representation and warranties in this Agreement and all other Loan Documents are true and correct prior to and at the time of any Advance in all material respects.

(c)          Absence of Breach. All of the respective representations and warranties of Borrower or any Guarantor under this Agreement or the Loan Documents shall be true and correct on and as of the date of the execution of those documents or the date of any advances and/or extensions of the loan and/or other financial accommodations described therein.

(d)          Absence of Events of Default. No Event of Default or Potential Default shall exist under this Agreement or the Loan Documents.

(e)          Additional Information. Such other information and documents as Lender and its counsel may in Good Faith require.

(f)           Cessation of Advances. If Lender has made any commitment to make any Advance to Borrower, whether under this Agreement or under any other agreement, Lender shall have no obligations to advance or disburse Loan proceeds if:

(1)         Borrower or Guarantor become insolvent, files a petition in bankruptcy similar proceedings, or is adjudged a bankrupt and such petition or proceeding is not dismissed within ninety (90) days after filing thereof;

(2)         There occurs an Adverse Material Change in Borrower’s financial condition or in the value of the Collateral;

(3)         An Event of Default occurs or Potential Default exists, including, without limitation, the unauthorized use of loan proceeds;

(4)         Any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor’s guarantee of the loan or any other loan with Lender;

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(5)         Lender, for any reason and in the exercise of its sole discretion, deems itself in Good Faith insecure even though no Event of Default shall have occurred;

(6)         Any legal process is instituted to enforce any liens including but not limited to levies, foreclosures, attachment, execution or distress and Borrower fails to have such process discharge or bonded within a period of sixty (60) days from any attachment or similar writ levied upon any property of Borrower.

ARTICLE V

GENERAL REPRESENTATIONS AND WARRANTIES

Borrower and each Guarantor represent and warrant the following to Lender, and such representations and warranties:

(a)          Are an inducement to Lender to enter into this Agreement and the other Loan Documents and to disburse funds as provided herein;

(b)          Shall be true, complete and correct as of the Closing Date; and

(c)          Shall survive the closing of these Loans.

5.01.      Organization and Qualification of Borrower. Borrowers are each duly organized and validly existing, and in good standing under the laws of the respective States of Delaware and West Virginia and have the power and authority to carry on their businesses, to own their property, to transact the business in which it is now engaged and proposes to be engaged, and is duly qualified to conduct business as a foreign corporation under the laws of each other state in which such qualifications is required, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower has all material licenses, permits, consents or approvals from or by, and has made all filings with, each Governmental Authority having jurisdiction over Borrower or Borrower’s business, to the extent required. All documents related to Borrower’s formation and operation (the “Organizational Documents”) are in full force and effect and have not been amended or modified.

5.02.      Power and Authority. Each Borrower is duly authorized to execute, deliver and perform this Agreement and each of the other Loan Documents to which each is a party, without obtaining the consent of any other Person (other than consents to be obtained pursuant to Section 3.01 and consents which have heretofore been obtained), and each Borrower is duly authorized to borrow hereunder. This Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower. Borrower has good, indefeasible and marketable title to the Collateral and no Person other than Borrower has any beneficial or equitable right, title or interest in or to the Collateral (other than Permitted Encumbrances). The execution, delivery and performance by Borrower and Guarantor of the Loan Documents to which each is a party will not:

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(a)          Require additional consent or approval of any Person;

(b)          Violate Borrower’s Organizational Documents or agreements pertaining to Borrower’s operations;

(c)          Violate any provision of any law presently in effect having applicability to Borrower or Guarantor;

(d)          Result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower or Guarantor is a party or by which Borrower properties may be bound or affected;

(e)          Result in, or require, the creation or imposition of any Lien upon or with respect to the Collateral now owned or hereafter acquired by Borrower, except that of Lender; or

(f)           Cause Borrower or Guarantor to be in default or breach under any law or any indenture, agreement, contract, lease or instrument to which Borrower or Guarantor, as applicable, is a party or by which their property is bound.

5.03.      Valid and Binding Obligations. All of the Loan Documents to which Borrower and Guarantor is a party, upon execution and delivery by such Person, will constitute valid and binding obligations of such Person, enforceable in accordance with their terms, except as limited by Debtor Relief Laws. To Borrower's and Guarantor’s Actual Knowledge, all of the Loan Documents to which any third party is a party, upon execution and delivery by such Person will constitute valid and binding obligations of such Person, enforceable in accordance with their terms, except as limited by Debtor Relief Laws.

5.04.      Conflicts. Neither the execution and delivery of this Loan Agreement, the Note or the other Loan Documents to which Borrower or Guarantor is a party, nor consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene any provision of law, statute, rule or regulation to which such Person is subject or any judgment, decree, license, order or permit applicable to such Person, or will conflict or be inconsistent with, or will result in any breach of any of the terms of the covenants, conditions or provisions of, or constitute a delay under, or result in the creation or imposition of a Lien (except Liens in favor of Lender) upon any of the property or assets of such Person pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Person is a party or by which such Person may be bound, or to which such Person may be subject, or violate any provision of the Organizational Documents of such Person.

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5.05.      Consents, Etc. No consent, approval, authorization or order of any court or Governmental Authority or any third party (other than those which have been obtained prior to the date hereof and of which Borrower has notified Lender in writing on the date hereof) is required in connection with the execution and delivery by the Borrower or Guarantor of this Loan Agreement or the other Loan Documents, or to consummate the transactions contemplated hereby or thereby.

5.06.      Pending Litigation. Except as set forth on Schedule 5.06, there are no proceedings pending, or to Borrower's knowledge, threatened, against or affecting Borrower, Guarantor or the Collateral in any court or before any Governmental Authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting:

(a)          The assets, business, prospects, profits or condition (financial or otherwise) of such Person or the ability of any such Person to perform its respective obligations under the Loan Documents; or

(b)          The Collateral, which call into question the validity, enforceability or performance of any of the Loan Documents. Neither Borrower nor Guarantor is in default with respect to any order of any Governmental Authority or arbitration board or tribunal.

5.07.      Security Interest/Liens. The Collateral Documents create a valid, enforceable and perfected first shared priority lien on the Collateral and are enforceable against all third parties in all jurisdictions securing the payment of all Obligations purported to be secured thereby, and all action required to perfect fully such Lien so constituted will have been taken and completed prior to funding of the Loan. There are no Liens on any of the Collateral other than the Lien of Lender granted under the Loan Documents, or the Permitted Encumbrances. The Collateral is free from all delinquent charges, rents, taxes and assessments and from any past due obligations for sales and payroll taxes and wages.

5.08.      No Other Names. Neither Borrower nor Guarantor has used any corporate, trade or fictitious name, other than the names set forth in Schedule 5.08, including with respect to any agreement under which a security interest or Lien upon any of its or his assets was granted or existed within the last five (5) years. Until this Agreement is terminated, neither Borrower nor Guarantor shall change their respective names from those set forth in Schedule 5.08 without giving at least thirty (30) days’ prior written notice of such change to the Lender.

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5.09.      Operation of Business. As of the closing Date, Borrower has:

(a)          Good and marketable title to the Collateral, free and clear of all Liens (other than Permitted Encumbrances);,

(b)          Has the unconditional right and authority to grant Lender a Lien on such Collateral;

(c)          Is the sole and exclusive owner of the Collateral and no other Person has any or has asserted any right, title or interest in or to any of the Collateral (other than Permitted Encumbrances); and

(d)          Has not received notice that any injunction has been obtained restraining, delaying or prohibiting, or that there is any suit, action or other legal proceeding is pending before any Governmental Authority seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement.

5.10.      Financial Statements and Financial Condition. The Financial Statements of Borrower and Guarantor were prepared in accordance with Applicable Accounting Standards (but, in the case of Unaudited Financial Statements, only to the extent Applicable Accounting Standards are applicable to interim unaudited reports) consistently applied with that of the preceding Fiscal Year of such Person (except as noted therein), and fairly present the financial condition of such Person as at such date and the results of their respective operations for the period then ended, subject in the case of the Unaudited Financial Statements to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes. Since the date of the Initial Financial Statements, no events have occurred which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the financial condition of Borrower or Guarantor as disclosed in the Initial Financial Statement of such Person. Each such Person has sufficient capital to carry on its business and transactions as now conducted and as planned to be conducted in the future.

5.11.      Restrictions. Borrower is not a party to any contract or agreement, or subject to any charter or other restriction, which materially and adversely affects its business. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its assets, whether now owned or hereafter acquired, to be subject to any Liens (other than the Permitted Encumbrances, with respect to the Collateral), except as reflected in the Initial Financial Statements.

5.12.      No Default. After giving effect to the Loan Documents, no Event of Default or Potential Default has occurred and is continuing.

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5.13.      ERISA. Each Employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained by the Borrower or by any subsidiary of the Borrower or Guarantor meets, as of the date hereof, the minimum funding standards of Section 3.02 of ERISA, all applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and no “Reportable Event” nor “Prohibited Transaction” (as defined by ERISA) has occurred with respect to any such plan.

5.14.      Indebtedness. Borrower has not incurred, created, contracted for, assumed, guaranteed or is not otherwise liable in respect of any Indebtedness other than disclosed on the Initial Financial Statement or trade payable incurred in the ordinary course of business.

5.15.      Guarantor. Guarantor has not incurred Indebtedness other than that disclosed on the Initial Financial Statement of such Person. No default or failure of performance has occurred and is continuing with respect to any such Indebtedness.

5.16.      Taxes. All tax returns required to be filed by Borrower or Guarantor in any jurisdiction have been filed and all taxes, assessments, fees, and other governmental charges upon Borrower or Guarantor or upon any of its properties, income or franchises have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a Lien on any asset of such Person. There is no proposed tax assessment against Borrower or Guarantor or any basis for such assessment except ad valorem, personal property and income taxes incurred in the ordinary course of business.

5.17.      Location of Borrower and Guarantor. As of the date hereof, the principal place of business of Borrower and each Guarantor and the address for purposes of notice under this Agreement and the Loan Documents are identified on Schedule 5.17. Neither Borrower nor Guarantor shall change any such location or address identified above without first providing Lender ten (10) days’ prior written notice of any such change.

5.18.      Full Disclosure. There is no fact that Borrower has not disclosed to Lender which could have a Material Adverse Effect on Borrower.

5.19.      Ownership. The officers and directors for each Borrower is set forth on Schedule 5.19.

5.20.      Financing Statements. Except as described on Schedule 5.20, there are no financing statements or other documents creating or evidencing a Lien now on file with any Governmental Authority covering any of the Collateral, whether such Collateral shall be real or personal, tangible or intangible, or whether Borrower and Guarantor are named or signed as "Debtor", and until the release and termination of the Financing Statements, Borrower will not execute or allow to be on file with any Governmental Authority any such financing statement or statements, except as may have been or may hereafter be granted to Lender. Borrower hereby authorizes Lender to file or place of record a Financing Statement reflecting the security interest granted to Lender in the Collateral.

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5.21.      Regulation U. None of the proceeds of the Loan made pursuant to this Agreement shall be used directly for the purpose of purchasing or carrying any margin stock in violation of any of the provisions of Regulation U of the Board of Governors of the Federal Reserve System.

5.22.      Not Usurious. The indebtedness evidenced by the Loan, including, without limitation, interest, fees and charges provided for herein, is a business loan. The Loan is an exempted transaction under the Truth in Lending Act 15 USC §§ 1601, et seq. The Loan does not and will not, when disbursed, violate the provisions of any consumer credit laws or usury laws.

5.23.      Accuracy of Information. All statements, certificates and information delivered or to be delivered to Lender pursuant to or as required by this Loan Agreement or any other Loan Document are, or shall be, when delivered, true and correct in all material respects as of the date given and do not, and shall not, when delivered, contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being materially misleading.

5.24.      Advances. Each request for an Advance shall constitute, without the necessity of specifically containing a written statement, a representation and warranty by Borrower that no Event of Default or Potential Default exists and that all representations and warranties contained in this Loan Agreement or any other Loan Document are materially true and correct on and as of the date the requested advance is made.

5.25.      Continuing Representation of Representations and Warranties. If any of the representations and warranties are not true and correct at the time Borrower seeks an Advance, then Lender shall be relieved of its obligation to make any Advance until such representations and warranties are cured and corrected.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the performance and payment in full of the Obligations of all other obligations under this Loan Agreement and the other Loan Documents, Borrower and Guarantor, to the extent applicable, shall do, or cause to be done, the following (unless Lender shall otherwise consent in writing):

6.01.      Existence. Each Borrower shall maintain their good standing in the State of Delaware and State of West Virginia as the case may be and their registrations or qualifications to do business in all jurisdictions where the conduct of their respective businesses or the ownership or leasing of their respective properties requires such registration or qualification, and Borrower shall obtain and maintain all licenses, permits, registrations, trademarks, service marks, and qualifications necessary for the conduct of its business and operations. Borrower shall perform and observe all of the terms and provisions of their Organizational Documents.

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6.02.      Financial Statements, Reports and Documents of Borrower. Borrower shall deliver to Lender each of the following:

(a)          Monthly Borrowing Base Report. Within ten (10) days at the end of each calendar month, submit to Lender for said calendar month a Borrowing Base Report.

(b)          Quarterly Aged A/R Report. Within ten (10) days at the end of each calendar quarter, submit to Lender for said calendar quarter an aged A/R report.

(c)          Quarterly Financial Information. As soon as practicable, and in any event within ten (10) days after the end of each calendar quarter Borrower shall deliver Reviewed Financial Statements of Borrower to be prepared by approved accountants for such period certified by a responsible and authorized officer of Borrower.

(d)          Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the close of each Fiscal Year of Borrower, Borrower shall deliver annual Audited “Consolidating” Financial Statements of Borrower, including an audit of the Accounts Receivable for such Fiscal Year to be prepared by Approved Accountants.

(e)          Equipment Appraisal. On or before January 31 of each year, Borrower shall deliver to Lender a current Equipment appraisal.

(f)           Tax Returns. As soon as practicable and in any event within one hundred and twenty (120) days after the close of each Fiscal Year of Borrower, Borrower shall deliver copies of all federal and state tax returns required to be filed by Borrower together with evidence of payment of any and all taxes shown to be due and owing thereunder.

(g)          Certification. All financial information shall be prepared in accordance with Applicable Accounting Standards and must be certified as true and correct by the Borrower.

6.03.      Financial Statements, Reports and Documents of Others. As soon as available, and in any event on or before one hundred twenty (120) days following the end of each Fiscal Year of any Guarantor, Borrower shall deliver or cause to be delivered to Lender, Federal Tax Returns for each Guarantor and an Annual Financial Statement for each Guarantor. In the event Guarantor files for an extension with the Internal Revenue Service, Guarantor shall provide to Lender, at such time as the request is filed, a copy of said extension agreement together with an estimate of Guarantor’s income.

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6.04       Additional Information. Within ten (10) days, upon request by Lender, Borrower shall furnish such additional information, including, but not limited to, lists of assets and liabilities, agings of receivables and payables, work-in-progress report, backlog report by subsidiary, list of contracts being bid on, annual CAPEX budget, budgets, forecasts, tax returns, and other reports with respect to its financial condition and business operations as Lender may request from time to time.

6.05.      Notice; Correction of Errors. Borrower and each Guarantor shall promptly notify Lender of:

(a)          Any inaccuracy or breach of any representation or warranty made by either Borrower or Guarantor;

(b)          If discovered, any material factual errors; or

(c)          If discovered, any material factual defects or omissions in the contents of this Agreement or the other Loan Documents or in the execution or acknowledgment thereof, and promptly and with all due diligence take steps to, and in fact, correct and remedy same.

6.06.      Further Documentation. Borrower and Guarantor shall promptly execute, acknowledge, deliver and record or file such documents or instruments (including further security agreements, financing statements, continuation statements, assignments and notices) and take such actions and do such further acts as may be in Lender’s reasonable discretion necessary to carry out the purposes of this Agreement and the other Loan Documents and to subject to the security interest and Lien hereof any property intended by the terms hereof to be covered hereby, including any renewals, additions, proceeds, products, substitutions, replacements or appurtenances to the Collateral.

6.07.      Material Adverse Changes, Litigation. Borrower shall promptly inform Lender in writing of:

(a)          All Material Adverse Changes in Borrower's financial condition; and

(b)          All claims and all threatened litigation and claims affecting Borrower which could materially affect Borrower's financial condition.

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6.08.      Other Agreements. Borrower shall comply with all terms and conditions of all Loan Documents, whether now or hereafter existing, between the parties hereto, and Borrower shall notify Lender immediately in writing of any Event of Default or Potential Default in connection with any other Loan Documents.

6.09       Loan Proceeds. Borrower shall use all loan proceeds solely for the purposes stated herein, unless specifically consented to the contrary by Lender in writing.

6.10       Taxes, Charges and Liens. Borrower shall pay and discharge when due all of its indebtedness and obligations, including, without limitation, all assessments, taxes, governmental charges, levies and liens of every kind and nature, imposed upon its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of its properties, income or profits; provided, however, it will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (a) the legality of the same shall be contested in good faith by appropriate proceedings, and (b) it shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with generally accepted accounting practices. Upon demand of Lender, it will furnish to Lender evidence of payment of the assessments, taxes, charges, levies, liens and claims and will authorize the appropriate governmental official to deliver to Lender at any time a written statement of any assessments, taxes, charges, levies, liens and claims against its properties, income or profits.

6.11.      Operations. Borrower shall conduct its business affairs in a reasonable and prudent manner and in substantial compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA and other laws applicable to its employee benefit plans.

6.12.      Inspection. Borrower shall permit employees or agents of Lender at any reasonable time (scheduled or unscheduled) to inspect any and all of its properties and to examine or audit its books, accounts, and records and to make copies and memoranda of its books, accounts, and records. If it now or at any time hereafter maintains any records (including, without limitation, computer generated records and computer programs for the generation of such records) in the possession of a third party, it, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.

6.13.      Legal Name, Place of Business. Borrower shall notify Lender at least thirty (30) days prior to such event of any change in its exact legal name or of any change in its business location or registered office.

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6.14.      Conduct of Business. Borrower and Guarantor shall preserve and maintain their existence and all of the rights, privileges and franchises necessary or desirable in the normal conduct of their businesses and conduct of their businesses in an orderly and efficient manner consistent with good business practices and in accordance with all valid regulations and orders of any Governmental Authority.

6.15.      Maintenance of Liens. Borrower and Guarantor shall, at all times, defend any claim by a third party relating to the possession of or any interest in the Collateral or any other material assets of Borrower or Guarantor. Borrower shall promptly, upon the request of Lender and at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in an appropriate governmental office, any document, statements, certificate or instrument supplemental to or confirmatory of the Loan Documents or otherwise reasonably necessary or desirable for the creation, preservation and/or perfection of the Liens created by the Loan Documents and to consummate fully the transactions contemplated by the Loan Documents.

6.16.      Subordination. Borrower and Guarantor agree that any rights each has with respect to the Collateral shall be subordinate to any Lien or security interest in favor of Lender, whether such rights arise by statute, or otherwise. Borrower and Guarantor hereby subordinate any Lien, whether statutory or otherwise, which Borrower or Guarantor may have against the Collateral to the Lien granted to Lender in the Collateral.

6.17.      Distributions to Affiliates. In the event that an Event of Default set forth herein shall have occurred and be continuing or the Note matures, as a result of acceleration or otherwise, of all amounts due under the Loan Documents, then no payment shall be made by Guarantor to Borrower or from Borrower to Guarantor or by Borrower or Guarantor to an Affiliate on account of any outstanding loans or accounts, unless and until all Obligations hereunder shall have been indefeasibly paid in full or until such declaration shall have been rescinded by Lender in writing.

6.18.      Operating Accounts. Borrower and Guarantor shall maintain their main operating accounts with Lender as an inducement to the Lender in extending this credit; provided, however, the main operating account of S T Pipeline, Inc., shall be maintained at Summit Community Bank, Inc.

6.19.      Payment of Fees.   Borrower shall pay to or for the account of Lender from time to time upon demand:

(a)          All of the reasonable out-of-pocket costs, fees and expenses suffered or incurred by Lender in connection with or relating to the Loan(s), or any portion thereof, and the administration and enforcement thereof, including, without limitation, all appraisals, surveys, inspections and such other information reasonably requested by Lender associated with the Collateral; and

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(b)          If an Event of Default under this Agreement or any of the other Loan Documents occurs, all out-of-pocket costs, fees and expenses suffered or incurred by Lender, including without limitation, the fees, expenses and disbursements of any attorneys, in connection with such Event of Default, and any related collection, bankruptcy, insolvency and other enforcement or creditors' rights proceedings.

6.20.      Compliance Certificate. Borrower, upon request in writing by Lender, shall provide Lender, at least annually and at the time of each Advance with a certificate executed by its chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the certificate and further certifying that, as of the date of the certificate, no Potential Default or Event of Default exists under this Agreement.

With the submission of each annual report or financial statements, the Approved Accountants shall certify to Lender that they are not aware of any Event of Default or Potential Default that has occurred and is continuing or that they are aware of such event, describing it and the steps, if any, taken to cure it.

ARTICLE VII

FINANCIAL COVENANTS

Until payment in full of the Note and the performance of all other Obligations under the Loan Agreement and the other Loan Documents, Borrower and Guarantor shall maintain in the aggregate the following financial covenants and ratios all in accordance with Applicable Accounting Standards unless otherwise specified:

7.01.      Debt Service Coverage. Borrower shall maintain a minimum Debt Service Coverage Ratio of no less than 1.50 to 1.0 tested quarterly, as of the end of each fiscal quarter, based upon the preceding four quarters. Debt service coverage shall be defined as the ratio of cash flow (net income plus depreciation, amortization and interest expense, plus or minus one-time/non-recurring income and expenses (determined at the Lender’s sole discretion) divided by cash interest expense plus the greater of actual or scheduled principal payments on term debt and capitalized leases for the corresponding period. Notwithstanding the foregoing, the denominator set forth above shall not include voluntary unscheduled principal payments made to Lender.

7.02.      Minimum Tangible Net Worth. Borrower shall maintain a minimum Tangible Net Worth of $17,000,000.00 tested quarterly as of the end of each fiscal quarter. “Tangible Net Worth” shall mean the shareholders’ equity of the Borrower less the aggregate amount of all intangible assets of Borrower. Intangible assets shall include, but are not limited to, amounts due from stockholders (Members, Partners), goodwill, customer lists, intellectual property, know-how and noncompetition agreements. Borrower’s failure to maintain its Tangible Net Worth at or above the required minimum as of each testing date shall constitute an Event of Default that is not curable.

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7.03.      Debt to Tangible Net Worth. Borrower shall maintain a Debt to Tangible Net Worth not to exceed (amounts listed in chart) to 1.0 tested quarterly as of the end of each fiscal quarter. “Debt” shall mean total liabilities that in accordance with GAAP should be classified upon the balance sheet of Borrower as a liability, or to which reference should be made by footnotes thereto. “Tangible Net Worth” shall mean the shareholders’ equity of the Borrower less the aggregate amount of all intangible assets of Borrower. Intangible assets shall include, but are not limited to, amounts due from stockholders (Members, Partners), goodwill, customer lists, intellectual property, know-how and noncompetition agreements. Borrower’s failure to maintain its Debt to Tangible Net Worth ratio below the required maximum ratio as of each testing date shall constitute an Event of Default that is not curable.

Date	Debt to TNW
6/30/2016	1.5x
Thereafter	1.5x

7.04.      Current Ratio. Borrower shall maintain a minimum current ratio of not less than 1.50 to 1.0 tested quarterly as of the end of each fiscal quarter. Current Ratio is defined as Borrower’s Total Current Assets divided by Borrower’s Total Current Liabilities. Borrower’s failure to maintain its current ratio at or above the minimum requirement as of each testing date shall constitute an Event of Default that is not curable.

7.05.      Determination Date. Except as otherwise provided each ratio described in paragraphs § 7.01, 7.02, 7.03 and 7.04 shall be measured and determined as of each calendar quarter beginning March 31, 2016.

ARTICLE VIII

NEGATIVE COVENANTS

Until payment in full of the Note and the performance of all other obligations under the Loan Agreement and the other Loan Documents, Borrower agrees that (unless Lender shall otherwise consent in writing, which consent may be withheld in Lender’s sole unfettered discretion.):

8.01.      Continuity of Operations. Borrower shall not engage in any business activities substantially different from those in which they are presently engaged or cease to carry on actively any substantial part of its current business.

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8.02.      Consolidation, Merger, Conveyance, Transfer or Lease. Borrower will not change its capital structure, including, but not limited to, the issuance of preferred stock. Borrower will not consolidate with or merge into any other Person. Borrower will not change its state of organization. Borrower will not sell, assign, lease, or otherwise dispose of all or substantially all of its assets (other than in the ordinary course of business) to any Person, or acquire substantially all of the assets or the business of any Person. Specifically, Lender must approve any potential acquisition or Borrower will pay off and terminate the Revolving Line of Credit before the acquisition is closed. Borrower shall not allow any subsidiary of Borrower to be created nor sell, transfer, or otherwise dispose of any interest in any subsidiary.

8.03       Change in Management. There shall not be any change in the current management of Borrower.

8.04       Dividends. Borrower shall not make or allow to be made any Dividends at any time there is an Event of Default or Potential Default. In addition the Borrower shall not make or allow any Dividends except for Dividends for which the Borrower is currently contractually obligated to make to the Preferred Shareholders unless previously approved in writing by Lender at its sole discretion.

8.05       Name, Fiscal Year and Accounting Method. Borrower shall not change its Fiscal Year or method of accounting, or its name, except as approved by Lender.

8.06       Salaries. [Omitted]

8.07.      Loans. Borrower shall make no loans, except between each other.

8.08.      Additional Indebtedness. Borrower shall not assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including, without limitation, by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss) any Debt, including capital lease obligations except:

(a)          Debt to Lender;

(b)          Debt presently outstanding and shown on the most recent financial statements submitted to Lender;

(c)          Accounts payable to trade creditors incurred in the ordinary course of business;

(d)          Debt secured by purchase money liens as set forth herein;

(e)          Additional debt not to exceed $250,000, in the aggregate at any time.

8.09       Liens. Borrower shall not create, permit to be created or suffer to exist any lien upon any of the Collateral or any of their other property, now owned or hereafter acquired, except:

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(a)          Landlords’, mechanics’ and other similar liens arising by operation of law in the ordinary course of its business, and for which appropriate reserves are maintained;

(b)          Purchase money liens arising in the ordinary course of business (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such lien extends to no other property);

(c)          Permitted Encumbrances;

(d)          Liens for taxes not yet due and payable or otherwise being contested in good faith and for which appropriate reserves are maintained; or

(e)          Liens in favor of Lender.

8.10.      Capital Expenditures. [Omitted}.

8.11.      Disposition of Collateral. Borrower and Guarantor shall not sell, assign, exchange or otherwise dispose of any of the Collateral or any interest therein to any other Person if such disposition would materially affect its operations.

8.12.      Alteration of Material Agreements. Borrower and Guarantor shall not consent to or permit any alteration, amendment, modification, release, waiver or termination of any material agreement to which it is a party.

ARTICLE IX

EVENTS OF DEFAULT

An “Event of Default” (herein so called) shall exist if any one or more of the following events shall occur and continue:

9.01.      Default on Indebtedness. The failure to pay any payment when due pursuant to the terms of the Note or the terms of any other Obligations or any part thereof or in accordance with the terms of this Loan Agreement or any other Loan Document and such nonpayment remains uncured for a period of ten (10) days thereafter or when accelerated pursuant to any power to accelerate contained in this Loan Agreement, the Note or any of the other Loan Documents.

9.02.      Other Defaults. The failure of any Person other than Lender to punctually and properly perform any covenant, agreement, obligation, or condition contained herein or in any other Loan Document (except the performance of any part of the Obligations specifically addressed by any other subsection of this Article IX, for which such other subsection shall control) and the continuance of such failure for a period of fifteen (15) days following Borrower’s Actual Knowledge thereof or written notice thereof from Lender, or if such failure is not reasonably susceptible of cure within said fifteen (15) day period and thereafter Borrower diligently pursues same, provided, however, that Borrower shall have no more than thirty (30) additional days to remedy the default.

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9.03.      False Statements. Any statement, representation, or warranty in this Loan Agreement or any other Loan Document or any document or information delivered pursuant hereto or thereto is incomplete, false, misleading, or erroneous in any material respect.

9.04.      Cross Default. The occurrence and continuance of any Event of Default under any other loans or related documents by and between Lender and Borrower or Guarantor.

9.05.      Rate Management Agreement/Obligations. [Omitted]

9.06.      Failure to Provide Financial Information. Any failure to submit to Lender current financial information required by this Loan Agreement or any Loan Document or upon request by Lender and such failure containing ten days following such due date or such request by Lender.

9.07.      Creditor or Forfeiture Proceedings. Borrower shall:

(a)          Execute a general assignment for the benefit of its creditors;

(b)          Become the subject, voluntarily, of any bankruptcy, insolvency or reorganization proceeding;

(c)          Become the subject, involuntarily, of any bankruptcy, insolvency or reorganization proceeding, and such proceeding is not dismissed within ninety (90) days following the date such proceeding was commenced;

(d)          Admit in writing that it is unable to pay its debts generally as they become due;

(e)          Apply for or consent to the appointment of a custodian, receiver, trustee, or liquidator for itself or of all or a substantial part of its assets, or an order, judgment, or decree shall be entered by any court of competent jurisdiction appointing a custodian, receiver, trustee, or liquidator of Borrower;

(f)           File a voluntary petition seeking protection under any Debtor Relief Laws, or other insolvency law, now or hereafter existing;

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(g)          File an answer admitting the material allegations of, or consenting to, or default in filing an answer to, a petition filed against it in any bankruptcy, reorganization, or other insolvency proceedings; or

(h)          Institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of the debts of Borrower, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the rights or powers of Lender granted in this Loan Agreement or the other Loan Documents.

9.08.      Default in Favor of Third Parties. Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay the Note or perform Borrower’s Obligations under this Agreement or any related document.

9.09.      Judgment, Attachment of Assets. The failure of Borrower to pay any money judgment against it, in excess of Five Thousand Dollars ($5,000.00), at least ten (10) Business Days prior to the date on which the assets of Borrower may be sold to satisfy such judgment; or the failure to have discharged or properly bonded within a period of thirty (30) Business Days after the commencement thereof any attachment, sequestration, or similar proceedings against any assets of Borrower.

9.10.      Dissolution of Borrower. The liquidation or dissolution of Borrower.

9.11.      Death of Principal. [Omitted]

9.12.      Adverse Change. The occurrence of any Material Adverse Change in the assets, business, prospects, profits, or condition (financial or otherwise) of (a) Borrower which threaten Borrower’s ability to repay the Note or the failure by the Borrower to maintain a financial condition acceptable to Lender in its sole discretion, or the occurrence of any event which, in Lender's sole discretion, would have a Material Adverse Effect on the operation of the Borrower so as to impair the repayment of the Note, or impair the ability of the Borrower or any grantor to pledge the Collateral to secure repayment of the Note.

9.13.      Validity of Loan Documents. Any of the Loan Documents shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part; or the validity or enforceability of any Loan Document shall be challenged or denied by any signatory thereto.

9.14.      Condemnation. Condemnation of all or any part of the Collateral which, in Lender's good faith judgment:

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(a)          Results or will result in the Collateral failing to comply with any Governmental Requirement or restriction affecting the Collateral; or

(b)          Will adversely affect the operation or use of the Collateral including, without limitation, access or parking.

9.15.      Disposition of Assets. Except as otherwise provided herein, without the prior written consent of Lender, which consent may be withheld in Lender's sole and absolute discretion, and whether voluntary or involuntary, Borrower may not transfer, sell, lease, trade, convey, exchange, mortgage, encumber, pledge, assign or otherwise materially dispose of the Collateral, any portion of any interest in, or any profits or proceeds from, any of the Collateral.

9.16.      Liens in Favor of Lender. The liens, created (or purported to be created) by the Collateral Documents or by the other Loan Documents should become unenforceable, or cease to be first priority Liens in favor of Lender (except for the Permitted Encumbrances).

9.17.      Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Obligations or any Guarantor dies or becomes incompetent or revokes or disputes the validity of, or liability under, any Guaranty of the Obligations. The failure to have discharged or properly bonded within a period of thirty (30) Business Days after the commencement thereof of any attachment, sequestration, or similar proceedings against any assets of Borrower or any Guarantor.

ARTICLE X

REMEDIES

10.01.    Acceleration. At any time upon the occurrence and during the continuation of any Event of Default, Lender may, at its option, declare the indebtedness evidenced by the Note and all or any other portion of the remaining Obligations to be immediately due and payable without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are expressly waived by Borrower.

10.02.    Funds of Lender. Any funds of Lender used for any purpose referred to in this Article X shall constitute a portion of the Obligations, shall bear interest from the date advanced at the Default Rate, shall be secured by all Collateral as security for the Loan and shall be due and payable immediately upon demand.

10.03.    Failure to Provide Financial Statements. Upon the failure of the Borrower or Guarantor to provide any Financial Statements or information required to be provided to Lender pursuant to this Loan Agreement or any other Loan Documents, Lender, in addition to the remedies described herein, may, at its option and without notice, accrue interest on the outstanding principal balance at the Default Rate from the time the Financial Statements and information was due to such time as such financial information, in a form satisfactory to Lender, is provided to Lender.

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10.04.    Other Rights and Remedies. Unless any Loan Document, expressly prohibits Lender from acting prior to the occurrence of an Event of Default, and with or without accelerating the Maturity of the Loan, Lender may proceed to take and enforce any of its rights, interests, benefits or privileges under the Loan Documents or which may be otherwise available to Lender at law or in equity.

10.05.    No Waiver or Exhaustion. No waiver by Lender of any of its rights or remedies hereunder, in the other Loan Documents, or otherwise, shall be considered a waiver of any other or subsequent right or remedy of Lender. No delay or omission in the exercise or enforcement by Lender of any rights or remedies shall ever be construed as a waiver of any right or remedy of Lender and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Lender.

ARTICLE XI

MISCELLANEOUS PROVISIONS

The parties agree to the following miscellaneous provisions:

11.01.    Commercial Purpose. This Agreement and the Loan Documents and the obligations described herein and therein are executed and/or incurred for commercial and not consumer purposes and all proceeds of Lender's advances, loans and/or other financial accommodations to Borrower shall be used exclusively in the Borrower's business and for no other purpose.

11.02.    Borrower's Relationship with Lender. Borrower and each Guarantor acknowledges as follows:

(a)          Lender has not participated and shall not participate in any type of joint venture or partnership with Borrower or any Guarantor, and the execution and consummation of this Agreement and the Loan Documents and the transactions contemplated therein do not and shall not constitute or amount to a joint venture or partnership.

(b)          Except as expressly set forth in this Agreement or the Loan Documents, Lender has not acted and shall not act in any respect as the agent of Borrower or any Guarantor for any purpose, and no agency relationship has been or shall be created by the execution of this Agreement and the Loan Documents or the consummation of the transactions contemplated thereby.

(c)          Lender does not have and shall not have any fiduciary or similar duty to Borrower or any Guarantor.

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(d)          Borrower and Guarantor acknowledges and agrees that Lender has not exercised or attempted to exercise, directly or indirectly, any degree of control or influence of any kind whatsoever over the internal business operations or financial affairs of Borrower. Borrower shall immediately notify and cause Guarantor to immediately notify Lender in writing of any actions that it considers to constitute an exercise or attempt to exercise such control or influence in the future. Borrower and Guarantor acknowledge and agree that Lender has not acted as a business, investment or financial consultant or advisor to Borrower or Guarantor. Borrower shall notify and cause such Guarantor to notify Lender in writing of any attempt by Lender to act as a consultant or advisor to those entities in the future.

11.03.    Costs and Expenses. Borrower agrees to pay upon demand all of Lender's out-of-pocket expenses, including attorneys' fees, incurred in connection with this Agreement. Lender may pay someone else to help collect the Loan and to enforce this Agreement and Borrower will pay that amount. This includes Lender's attorneys' fees and legal expenses, whether or not there is a lawsuit, including attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also will pay any court costs in addition to all other sums provided by law. In the event Lender voluntarily or otherwise should become a party to any suit or legal proceeding (including a proceeding conducted under the Bankruptcy Code) Borrower and Guarantor agree to pay the reasonable attorney’s fees of the Lender and all related costs of collection or enforcement that may be incurred by Lender. Borrower and Guarantor shall be liable for such attorney’s fees and costs whether or not any suit or proceeding commences.

In the event Borrower shall fail to maintain insurance, pay taxes or assessments, costs and expenses which Borrower is, under any of the terms hereof or of any Loan Documents, required to pay, or fail to keep any of the properties and assets constituting Collateral free from new security interests, liens, or encumbrances, except as permitted herein, Lender may at its election make expenditures for any or all such purposes and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Lender, and shall have benefit of and be secured by the Collateral. Lender shall be under no duty or obligation whatever with respect to any of the foregoing expenditures.

11.04.    Notices. Any notice, demand, request, consent, approval or other communication, which any party hereto may be required or may desire to give hereunder, shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective:

(a)          If by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or telecopier numbers specified in Schedule 5.17;

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(b)          If by mail, on the day three (3) Business Days after the date upon which it is deposited, postage prepaid, in the United States, registered or certified mail, return receipt requested, addressed to such party at the address specified in Schedule 5.17; or

(c)          If by Federal Express or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth in Schedule 5.17:

Failure to deliver copies of notices to parties other than Borrower and Lender shall not affect the effectiveness or validity of notices otherwise properly given. Any party may change its address for purposes of this Loan Agreement by giving ten (10) days written notice of such change to the other parties pursuant to this Section.

Notwithstanding any provision contained herein or in any of the Loan Documents to the contrary, in the event that Lender shall fail to give any notice to any Person required hereunder or under any other Loan Document or applicable law, the sole and exclusive remedy for such failure shall be to seek appropriate equitable relief to enforce this Loan Agreement and the other Loan Documents to give such notice and to have any action of such Person postponed or revoked and any proceedings in connection therewith delayed or terminated pending the giving of such notice by Lender, and no Person shall have any right to damages (whether actual or consequential) or any other type of relief not herein specifically set out against Lender, all of which damages or other relief are expressly waived by Borrower and Guarantor. The foregoing is not intended and shall not be deemed under any circumstances to require Lender to give notice of any type or nature to any person except as expressly required by the Loan Documents.

In addition, notice shall be deemed sufficiently given if the notice is served in a manner prescribed by the laws of the State of West Virginia for the service of a summons in a civil action.

11.05.    Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

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11.06.    Survival. All warranties, representations covenants and indemnities made by Borrower or Guarantor in this Agreement or in any certificate or other instrument delivered by Borrower or Guarantor to Lender under this Agreement shall be considered to have been relied upon by Lender and will survive the making of the loan and delivery to the Lender of the related documents, regardless of any investigation made by Lender or on Lender's behalf. The warranties, covenants and indemnity set forth in this Agreement may be assigned or otherwise transferred by Lender to its successors and assigns and to any subsequent purchasers of all or any portion of any Collateral by, through or under Lender, without notice to Borrower and Guarantor and without any further consent of any other person.

11.07.    Time Is of the Essence. Time is of the essence in the performance of this Agreement.

11.08.    General Waiver. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of any such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Guarantor shall constitute a waiver of any of Lender's rights or of any obligations of Borrower or of any Guarantor as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

11.09.    Amendments. No alteration of or amendment to this Agreement shall be effective unless made in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

11.10.    Waiver of Surety ship Defenses and Impairment of Collateral. Borrower and each Guarantor hereby waive all defenses based on surety ship and impairment of Collateral and hereby specifically waive any and all defenses provided under the UCC.

11.11.   Waiver of Jury Trial. BORROWER, GUARANTOR AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THE LOAN OR THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT ANY SUCH DOCUMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO AND ACCEPT THIS AGREEMENT.

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11.12.    Assignment and Participation. Borrower and Guarantor shall not be entitled to assign any of their rights, remedies or obligations described in this Agreement or the Loan Documents without the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion. Lender shall be entitled to grant participation in or assign some or all of its rights and remedies described in this Agreement and the Loan Documents without notice to or the prior consent of Borrower in any manner. Lender’s agreement to provide the Revolving Credit Facility is conditioned upon obtaining participation commitments of not less than forty (40%) of the total credit facility.

11.13.    Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

11.14.    Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns; provided that Borrower may not assign or transfer any rights hereunder without Lender's prior written consent.

11.15.    Duration of Agreement. This Agreement shall continue in full force and effect so long as any of the Obligations remain outstanding or have not been fully and finally paid, performed or satisfied.

11.16.    Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

11.17.    Payment Application. The manner in which Lender accounts for the Obligations or applies payments for its regulatory or accounting purposes shall not change the Borrower's legal liability or the manner of application as governed by this Agreement.

11.18.    Jurisdiction/Venue. The forum having proper jurisdiction and venue to adjudicate any claim, dispute or default which may arise out of the agreements and delivery of this Agreement in the performance of the transactions contemplated hereby shall be the Circuit Court of Cabell County or the United States District Court for the Southern District of West Virginia. The parties expressly submit and irrevocably consent to such jurisdiction and venue and specifically waive any and all rights they may have to contest said jurisdiction and/or venue of the above-mentioned forums and to demand any other forums; provided, however, that nothing in this section shall affect the right of the Lender to serve process in any manner permitted by law or limit any right that Lender may have to bring proceedings against any party hereto in courts of any other jurisdiction or enforce in any lawful manner a judgment obtained in one jurisdiction or any other jurisdiction.

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11.19.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of West Virginia.

11.20.    Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

11.21.    USA Patriot Act. IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT.

To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with the Lender.

What this means: When an entity or person opens an account or establishes a relationship with the Lender, the Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with the Lender. The Lender may also ask to see identifying documents for the entity or person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; EXECUTION PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal and effective as of the day and year first above written.

Energy Services of America Corporation,
a Delaware corporation

By	s/Douglas Reynolds
Its	President

C. J. Hughes Construction Company, Inc.
a West Virginia corporation

By	s/Douglas Reynolds
Its	President

Nitro Electric Company, Inc.
a West Virginia corporation

By	s/Douglas Reynolds
Its	Treasurer

Contractors Rental Corporation
a West Virginia corporation

By	s/Douglas Reynolds
Its	President

S T Pipeline, Inc.
a West Virginia corporation

By	s/Douglas Reynolds
Its	President

United Bank, Inc.,
a West Virginia corporation

By	s/Andrew Dawson
Its	Market President

47

SCHEDULE 1.01(a)

TO

LOAN AGREEMENT BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL.

PERMITTED ENCUMBRANCES

1. Those encumbrances appearing on Schedule 5.20 and the Certificates of Title for each motor vehicle.

2. Liens in favor of Lender.

48

SCHEDULE 5.06

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL.

PENDING LITIGATION

None.

49

SCHEDULE 5.08

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

PRIOR OR EXISTING CORPORATION,

TRADE OR FICTITIOUS NAMES OF

BORROWER

1. Nitro Electric – NEC Acquisition Company, Inc.

50

SCHEDULE 5.17

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

The principal place of business and address for purposes of notice under the Loan Agreement and Loan Documents are as follows:

Borrower/
Guarantors:	75 West Third Avenue
Huntington, WV 25702

Lender:	United Bank, Inc.
Attn.: Vice President
2889 Third Avenue
Huntington, WV 25702

51

SCHEDULE 5.19

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

OFFICERS AND DIRECTORS OF

ENERGY SERVICES OF AMERICA CORPORATION

Directors:

Marshall Reynolds, Chairman

Neal Skaggs

Keith Monihan

Doug Reynolds

Jack Reynolds

Joe Williams

Samuel Kapourales

Nester S. Logan

Officers:

Doug Reynolds, President/CEO

Lane Ferguson, Vice President

Charles Crimmel, Secretary/Treasurer

52

SCHEDULE 5.19

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

OFFICERS AND DIRECTORS OF

C. J. HUGHES CONSTRUCTION COMPANY, INC.

Directors:

Marshall Reynolds

Charles Crimmel

Officers:

Doug Reynolds, President

Richard Phillips, Vice President

Charles Crimmel, Secretary/Treasurer

Tim Donahoe, Asst. Secretary

53

SCHEDULE 5.19

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

OFFICERS AND DIRECTORS OF

NITRO ELECTRIC COMPANY, INC.

Nitro Electric Company, Inc.

Directors:

Marshall Reynolds

Lane Ferguson

Charles Crimmel

Officers:

Lane Ferguson, President/CEO

Bruce Ward, Executive Vice President

Gabe Holstein, Vice President Mechanical Division

Charles Crimmel, Secretary

Brenda Pauley, Asst. Secretary

Doug Reynolds, Treasurer

54

SCHEDULE 5.19

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

OFFICERS AND DIRECTORS OF

CONTRACTORS RENTAL CORPORATION

Directors:

Marshall Reynolds

Charles Crimmel

Officers:

Doug Reynolds, President

Charles Crimmel, Secretary/Treasurer

Tim Donahoe, Asst. Secretary

55

SCHEDULE 5.19

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

OFFICERS AND DIRECTORS OF

S T PIPELINE, INC.

Director:

Marshall Reynolds

Officers:

Doug Reynolds, President

Charles Crimmel, Secretary/Treasurer

56

SCHEDULE 5.20

TO

LOAN AGREEMENT

BY AND AMONG

UNITED BANK, INC.

AND

ENERGY SERVICES OF AMERICA CORPORATION, ET AL

Financing Statements of Record

1. Energy Services of America Corporation

2. C. J. Hughes Construction Company, Inc.

3. Nitro Electric Company, Inc.

4. Contractors Rental Corporation

5. S T Pipeline, Inc.	SEE ATTACHED REPORTS

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SECRETARY OF STATE OF DELAWARE UCC INFORMATION

DEBTOR: ENERGY SERVICES OF AMERICA CORPORATION INC

UCC: SEE ATTACHED.

FEDERAL TAX LIENS: CLEAR

THRU DATE: 02-11-2015

SIMILAR NAMES: CLEAR

All of the above information was obtained through the Delaware Corporate Information Systems (DCIS). This is not a certified search issued by the State of Delaware.,

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